Exhibit (l)

Form of Subscription Agreement

June     , 2011

Ashmore Funds

61 Aldwych

London WC2B 4AE

England

Re:	Subscription for Shares

Ladies and Gentlemen:

Ashmore Investments (UK) Limited (“AIL”), in consideration of the formation of Ashmore Emerging Markets Equity Fund (the “Fund”), a series of Ashmore Funds (the “Trust”), hereby subscribes for 679,831.6 Institutional Class shares of beneficial interest of the Fund (the “Shares”), par value $0.00001 per Share, and agrees to pay the Fund $ 6,798,316 in exchange for the Shares ($10.00 per share).

This subscription will be payable and the Shares subscribed for in this letter will be issued prior to the effective date of the registration statement relating to the Shares under the Securities Act of 1933, as amended (the “Act”). The payment of this subscription will be in cash and may be made in such increments as AIL deems appropriate.

In connection with your sale to us today of the Shares, we understand that: (i) the Shares have not yet been registered under the Act; (ii) your sale of the Shares to us is in reliance on the sale’s being exempt under Section 4(2) of the Act as not involving any public offering; (iii) in part, your reliance on such exemption is predicated on our representation, which we hereby confirm, that we are acquiring the Shares for investment and for our own account as the sole beneficial owner hereof, and not with a view to or in connection with any resale or distribution of any or all of the Shares or of any interest therein or with the current intention to redeem the Shares; (iv) this letter and all of its provisions shall be binding upon the legal representatives, heirs, successors and assigns of AIL; (v) the Trust’s Agreement and Declaration of Trust, including any amendments or restatements thereto, is on file with the Secretary of The Commonwealth of Massachusetts; and (vi) this letter is executed on behalf of the Trust by an officer of the Trust as an officer and not individually, and the obligations imposed upon the Trust by this letter are not binding upon any of the Trust’s Trustees, officers or shareholders individually but are binding only upon the assets and property of the Trust. We hereby agree that we will not sell, assign or transfer the Shares or any interest therein except upon repurchase or redemption by the Fund unless and until the Shares have been registered under the Securities Act of 1933, as amended, or you have received an opinion of your counsel indicating to your satisfaction that such sale, assignment or transfer will not violate the provisions of the Securities Act of 1933, as amended, or any rules and regulations promulgated thereunder.

This letter is intended to take effect as an instrument under seal and shall be construed under the laws of The Commonwealth of Massachusetts.

Please indicate your agreement and acceptance of this subscription by signing below.

ASHMORE INVESTMENTS (UK) LIMITED

By:
Name:
Title:

Accepted and Agreed to on , 2011

ASHMORE FUNDS, on behalf of Ashmore Emerging Markets Equity Fund

By:
Name:
Title: